UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2013

MEDYTOX SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54346	54-2156042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South Australian Avenue Suite 800 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (561) 855-1626

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 - Other Events.

On July 2, 2013, a jury awarded our wholly-owned subsidiary, Medytox Institute of Laboratory Medicine, Inc. ("MILM"), $2,906,844 on its breach of contract claim against Trident Laboratories, Inc. ("Trident"), and Trident's shareholders, Michele Steegstra, Christopher Hawley, Donette Hawley, Michael Falestta and Skyler Lukas ("Shareholders"), and awarded Seamus Lagan $750,000 individually against Christopher Hawley for Mr. Hawley's defamatory postings on the internet.  The jury rejected every claim made against the MILM parties.

The case arose from the August 22, 2011 agreement among MILM and Trident and its Shareholders pursuant to which MILM was to acquire 81% of Trident.  On January 17, 2012, Trident notified MILM that it was rescinding the agreement.  As a result, MILM filed suit against Trident and its Shareholders in Florida Circuit Court in Broward County.  The jury found that Trident and its Shareholders breached the agreement and failed to perform their obligations thereunder.

Final judgment has not yet been entered and there is still the possibility of post-trial motions and an appeal.

This Form 8-K may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, the ability of the Company to continue to successfully expand its business, the availability of suitable acquisition candidates, the ability of the Company to consummate any future acquisitions and future economic, competitive and market conditions and future business decisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDYTOX SOLUTIONS, INC.
(Registrant)

Date: July 10, 2013	/s/ William G. Forhan
William G. Forhan
CEO and Chairman (Principal Executive Officer)

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